Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER OF FISCAL 2026 RESULTS

Net Income of $1.44 million in the December 2025 Quarter, Down 15% from the Sequential Quarter but Up 65% from the Comparable Quarter Last Year

Net Interest Margin of 3.03% in the December 2025 Quarter, Up Three Basis Points from the
Sequential Quarter and Up 12 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.04 Billion at December 31, 2025, Down 1% from $1.05 Billion at June 30, 2025

Total Deposits of $872.4 Million at December 31, 2025, Down 2% from $888.8 million at June 30, 2025

Non-Performing Assets to Total Assets Ratio of 0.08% at December 31, 2025, Down from 0.11% at June 30, 2025

Riverside, Calif. – January 27, 2026 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the second quarter of the fiscal year ending June 30, 2026.
The Company reported net income of $1.44 million, or $0.22 per diluted share (on 6.53 million average diluted shares outstanding), for the quarter ended December 31, 2025, down 15 percent from $1.68 million, or $0.25 per diluted share (based on 6.63 million average diluted shares outstanding), in the first quarter of fiscal 2026, but up 65 percent from net income of $872,000, or $0.13 per diluted share (based on 6.79 million average diluted shares outstanding), in the comparable period a year ago. The decrease from the sequential quarter primarily reflected a $468,000 lower recovery of credit losses and a $315,000 increase in non-interest expense (mainly due to a non-recurring $214,000 pre-litigation voluntary mediation settlement expense related to an employment matter, recorded in other non-interest expense), partially offset by a $104,000 increase in non-interest income and a $440,000 decrease in the provision for income taxes. The increase from the second quarter ended December 31, 2024 was due primarily to a recovery of credit losses in contrast to a provision for credit losses, an increase in net interest income and an increase in non-interest income, partly offset by an increase in non-interest expense.
 For the six months ended December 31, 2025, net income increased $345,000, or 12 percent, to $3.12 million from $2.77 million in the comparable period in fiscal 2025. Diluted earnings per share for the six months ended December 31, 2025 increased 15 percent to $0.47 per share (based on

6.58 million average diluted shares outstanding) from $0.41 per share (based on 6.83 million average diluted shares outstanding) for the comparable six-month period last year. The increase was primarily attributable to a $673,000 higher recovery of credit losses and a $479,000 increase in net interest income, partly offset by a $527,000 increase in the provision for income taxes (of which $251,000 was attributable to the write off of deferred tax assets related to the expiration of non-qualified stock options) and a $266,000 increase in non-interest expense (primarily due to an increase in equipment expenses, salaries and employee benefits expenses and other operating expenses, including the $214.000 non-recurring item mentioned above).
"Our financial results for the December quarter were steady,” said Donavon P. Ternes, President and Chief Executive Officer.  “Even in a highly competitive environment for loans and deposits, we continued to execute with discipline, maintaining strong underwriting standards and prudent pricing.  Credit quality remains excellent, our net interest margin expanded, and operating expenses were well controlled.  We continue to create value for our shareholders through share repurchases and a consistent quarterly cash dividend. Looking ahead, we are encouraged by a stable economic environment and believe that a normalizing yield curve positions us well for future performance,” concluded Ternes.

Return on average assets was 0.47 percent for the second quarter of fiscal 2026, compared to 0.55 percent in the first quarter of fiscal 2026 and 0.28 percent for the second quarter of fiscal 2025. Return on average stockholders’ equity for the second quarter of fiscal 2026 was 4.44 percent, compared to 5.17 percent for the first quarter of fiscal 2026 and 2.66 percent for the second quarter of fiscal 2025.
In the second quarter of fiscal 2026, net interest income increased $165,000 or two percent to $8.92 million from $8.76 million for the same quarter last year. The increase was due to a higher net interest margin, which rose 12 basis points to 3.03 percent from 2.91 percent in the same quarter last year, reflecting a higher yield on interest-earning assets and a decline in funding costs. The average yield on interest-earning assets increased seven basis points to 4.73 percent in the second quarter of fiscal 2026 from 4.66 percent in the same quarter last year, while average funding costs decreased five basis points to 1.87 percent from 1.92 percent, due to a lower cost of borrowings which was partly offset by a higher cost of deposits. These benefits were partially offset by a two percent decrease in the average balance of interest-earning assets, which was $1.18 billion in the second quarter of fiscal 2026, down from $1.20 billion in the same quarter last year, primarily due to decreases in the average balances of investment securities and loans receivable, partly offset by an increase in interest-earning deposits, mainly cash balances at the Federal Reserve Bank (“FRB”) of San Francisco.
Interest income on loans receivable increased slightly to $13.07 million in the second quarter of fiscal 2026, up from $13.05 million in the same quarter last year, primarily due to a higher average loan yield, partly offset by a slightly lower average loan balance. The average yield on loans receivable increased three basis points to 5.02 percent in the second quarter of fiscal 2026 from 4.99 percent in the same quarter last year. Adjustable-rate loans of approximately $111.8 million repriced upward in the second quarter of fiscal 2026 by approximately 23 basis points, from a weighted average rate of 6.74 percent to 6.97 percent. Net deferred loan cost amortization was $534,000 in the second quarter of fiscal 2026, up 40 percent from $381,000 in the same quarter last year. The average balance of loans receivable decreased $5.6 million, or one percent, to $1.04 billion in the second quarter of fiscal 2026 from $1.05 billion in the same quarter last year. Total loans originated for investment in the second quarter of fiscal 2026 were $42.1 million, up 16 percent from $36.4 million in the same quarter last year, while loan principal payments received in the second quarter of fiscal 2026 were $46.7 million, up 36 percent from $34.3 million in the same quarter last year.
Interest income from investment securities decreased $60,000, or 13 percent, to $411,000 in the second quarter of fiscal 2026 from $471,000 for the same quarter of fiscal 2025. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $20.5 million, or 17 percent, to $103.3 million in the second quarter of fiscal 2026 from $123.8 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of investment securities. The average yield on investment securities increased seven basis points to 1.59 percent in the second quarter of fiscal 2026 from 1.52 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($66,000 vs. $97,000) due to lower total principal repayments ($5.0 million vs. $5.3 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the second quarter of fiscal 2026, the Bank received $214,000 in cash dividends from the Federal Home Loan Bank (“FHLB”) – San Francisco stock and other equity investments, slightly higher than the $213,000 in the same quarter last year, resulting from a higher average balance that was partly offset by a lower average yield. The average balance in the second quarter of fiscal 2026 was $10.3 million, up from $10.2 million in the same quarter of fiscal 2025, while the average yield decreased four basis points to 8.34 percent in the second quarter of fiscal 2026 from 8.38 percent in the same quarter last year.
Interest income from interest-earning deposits, primarily cash deposited at the FRB of San Francisco, was $253,000 in the second quarter of fiscal 2026, down $34,000 or 12 percent from $287,000 in the same quarter of fiscal 2025. The decrease was due to a lower average yield, partly offset by a higher average balance. The average yield earned on interest-earning deposits in the second quarter of fiscal 2026 was 3.92 percent, down 82 basis points from 4.74 percent in the same quarter last year. The decrease in the average yield was due to a lower average interest rate on the FRB’s reserve balances resulting from decreases in the targeted federal funds rate during the comparable periods. The average balance of the Company’s interest-earning deposits increased $1.6 million, or seven percent, to $25.3 million in the second quarter of fiscal 2026 from $23.7 million in the same quarter last year.
Interest expense on deposits for the second quarter of fiscal 2026 was $2.93 million, an increase of $251,000 or nine percent from $2.67 million for the same period last year. The increase was attributable to higher rates paid on deposits and a slightly higher average balance. The average cost of deposits was 1.32 percent in the second quarter of fiscal 2026, up nine basis points from

1.23 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit which carry higher interest rates. The average balance of deposits was $876.4 million in the second quarter of fiscal 2026, up two percent from $863.1 million in the same quarter last year.
Transaction account balances, or “core deposits,” decreased $17.7 million, or three percent, to $558.8 million at December 31, 2025 from $576.5 million at June 30, 2025. Time deposits increased slightly to $313.7 million at December 31, 2025 from $312.3 million at June 30, 2025. Brokered certificates of deposit totaled $129.2 million at December 31, 2025, down slightly from $131.0 million at June 30, 2025. The weighted average cost of brokered certificates of deposit was 4.01 percent and 4.24 percent at December 31, 2025 and June 30, 2025, respectively.
Interest expense on borrowings, primarily comprised of FHLB advances, decreased $487,000, or 19 percent, to $2.10 million during the second quarter of fiscal 2026, compared to $2.59 million for the same period last year. This decrease was due to a $36.7 million, or 16 percent, decrease in average borrowings to $190.0 million from $226.7 million and, to a lesser extent, a 14 basis point decrease in average borrowing costs to 4.39 percent from 4.53 percent.
At December 31, 2025, the Bank had approximately $213.1 million of remaining borrowing capacity with the FHLB, an additional $193.3 million available through a borrowing facility with the FRB of San Francisco, and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. Total available borrowing capacity across all sources was approximately $456.4 million at December 31, 2025.
During the second quarter of fiscal 2026, the Company recorded a recovery of credit losses of $158,000, which included a $12,000 recovery related to unfunded loan commitment reserves. This compares with a $586,000 provision of credit losses in the same quarter last year and a $626,000 recovery of credit losses in the first quarter of fiscal 2026 (the sequential quarter). The recovery of credit losses was primarily due to a decline in the expected life of the loan portfolio attributable to a decline in mortgage interest rates.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, decreased $424,000, or 30 percent, to $990,000, representing 0.08 percent of total assets at December 31, 2025, compared to $1.4 million, or 0.11 percent, of total assets at June 30, 2025. At December 31, 2025, non-performing loans were comprised of four single-family loans and one multi-family loan, compared to seven single-family loans and one multi-family loan at June 30, 2025. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, no loan charge-offs occurred during the quarters ended December 31, 2025 and 2024.
Classified assets were $2.0 million at December 31, 2025, all of which are in substandard category. This compares to $5.0 million at June 30, 2025, consisting of $1.1 million of loans in the special mention category and $3.9 million of loans in the substandard category.

The allowance for credit losses on loans held for investment was $5.6 million, or 0.55 percent of gross loans held for investment, at December 31, 2025, down from $6.4 million, or 0.62 percent of gross loans held for investment, at June 30, 2025. The decrease in the allowance for credit losses was due primarily to a shorter estimated average life of the loan portfolio attributable to a decline in mortgage interest rates. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at December 31, 2025.
Non-interest income increased $72,000, or nine percent, to $917,000 in the second quarter of fiscal 2026 from $845,000 in the same period last year, primarily due to an increase in loan servicing and other fees attributable to higher loan prepayment fees. On a sequential quarter basis, non-interest income increased $104,000, or 13 percent, primarily due to increases in other non-interest income, attributable primarily to a higher unrealized gain on other equity investments and no losses on loan sales in the current quarter compared to a $34,000 loss on the sale of loans in the prior sequential quarter.
Non-interest expense increased $155,000, or two percent, to $7.95 million in the second quarter of fiscal 2026 from $7.79 million for the same quarter last year, primarily due to a $176,000, or 20 percent, increase in other non-interest expenses and a $100,000, or 26 percent, increase in equipment expenses, partly offset by decreases in salaries and employee benefits expenses and premises and occupancy expenses. The higher other non-interest expenses were primarily due to a non-recurring $214,000 pre-litigation voluntary mediation settlement expense related to an employment matter. The increase in equipment expense was due to software upgrades and maintenance. On a sequential quarter basis, non-interest expense increased $315,000, or four percent, as compared to the first quarter of fiscal 2026, primarily due to the non-recurring item mentioned above.

The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the second quarter of fiscal 2026 was 80.77 percent, an improvement from 81.15 percent in the same quarter last year, but slightly higher compared to 78.35 percent in the first quarter of fiscal 2026 (the sequential quarter). The improvement in the efficiency ratio from the comparable quarter last year was due to a higher net interest income and a higher total non-interest income, partly offset by a higher total non-interest expense.
The Company’s provision for income taxes was $614,000 for the second quarter of fiscal 2026, up 74 percent from $352,000 in the same quarter last year and down 42 percent from $1.05 million for the first quarter of fiscal 2026 (the sequential quarter). The increase during the current quarter compared to the same quarter last year was due to a higher pre-tax income with the effective tax rate of 30.0 percent and 28.8 percent, respectively. The decrease during the current quarter compared to the sequential quarter was due to a lower pre-tax income and the $251,000 adjustment recorded in the prior sequential quarter, attributable to the write-off of deferred tax assets associated with expired non-qualified stock options that reduced the expected tax benefit.

The Company repurchased 96,260 shares of its common stock at an average cost of $15.80 per share during the quarter ended December 31, 2025. As of December 31, 2025, a total of 54,061 shares remained available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, January 28, 2026 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Wednesday, February 4, 2026 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.
Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause actual results to differ materially from those express or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: adverse economic conditions in the Company’s local market areas or other markets in which it has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, and their effect on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; credit risks associated with lending activities, including loan delinquencies, charge-offs, changes in the allowance for credit losses (“ACL”), and the provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; the quality and composition of the Company’s securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; liquidity risks, including the Company’s ability to borrow funds or raise additional capital, if necessary; the Company’s ability to successfully implement key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; results of examinations by regulatory authorities, including the possibility that a regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or its bank subsidiary that could require the Company to increase its ACL, write down assets, alter its regulatory capital position, affect its ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions, any of which could adversely affect its liquidity and earnings; the Company’s ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislative or regulatory changes, including but not limited to changes in capital requirements, banking regulation, tax laws, or consumer protection laws; the use of estimates in determining the fair value of assets, which may prove inaccurate; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, South America and Asia, or the imposition of new or increased tariffs or trade restrictions, which could disrupt financial markets, global supply chains, commodity prices, or economic activity; staffing fluctuations in response to changes in product demand or corporate implementation strategies; the Company’s ability to pay dividends on its common stock; environmental, social and governance matters; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on the Company’s website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Peter C. Fan
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Assets
Cash and cash equivalents	$54,370	$49,407	$53,090	$50,915	$45,539
Investment securities - held to maturity, at cost with no allowance for credit losses	98,899	103,877	109,399	113,617	118,888
Investment securities - available for sale, at fair value	1,404	1,544	1,607	1,681	1,750
Loans held for investment, net of allowance for credit losses of $5,634, $5,780, $6,424, $6,577 and $6,956, respectively; includes $1,006, $1,010, $1,018, $1,032 and $1,016 of loans held at fair value, respectively	1,037,655	1,041,776	1,045,745	1,058,980	1,053,603
Accrued interest receivable	4,106	4,180	4,215	4,263	4,167
FHLB - San Francisco stock and other equity investments, includes $721, $702, $730, $721 and $650 of other equity investments at fair value, respectively	10,289	10,270	10,298	10,289	10,218
Premises and equipment, net	9,836	8,992	9,324	9,388	9,474
Prepaid expenses and other assets	11,333	10,761	11,935	11,047	11,327
Total assets	$1,227,892	$1,230,807	$1,245,613	$1,260,180	$1,254,966

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$75,316	$79,007	$83,566	$89,103	$85,399
Interest-bearing deposits	797,118	795,832	805,206	812,216	782,116
Total deposits	872,434	874,839	888,772	901,319	867,515

Borrowings	213,060	213,066	213,073	215,580	245,500
Accounts payable, accrued interest and other liabilities	14,907	14,532	15,223	14,406	13,321
Total liabilities	1,100,401	1,102,437	1,117,068	1,131,305	1,126,336

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,414,751, 6,511,011, 6,577,718, 6,653,822 and 6,705,691 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,434	99,306	99,149	99,096	98,747
Retained earnings	213,693	213,163	212,403	211,701	210,779
Treasury stock at cost (11,814,864, 11,718,604, 11,651,897, 11,575,793, and 11,523,924 shares, respectively)	(185,836)	(184,300)	(183,207)	(182,121)	(181,094)
Accumulated other comprehensive income, net of tax	17	18	17	16	15
Total stockholders’ equity	127,491	128,370	128,545	128,875	128,630
Total liabilities and stockholders’ equity	$1,227,892	$1,230,807	$1,245,613	$1,260,180	$1,254,966

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Interest income:
Loans receivable, net	$13,072	$13,050	$26,203	$26,073
Investment securities	411	471	841	953
FHLB - San Francisco stock and other equity investments	214	213	425	423
Interest-earning deposits	253	287	627	647
Total interest income	13,950	14,021	28,096	28,096

Interest expense:
Checking and money market deposits	56	51	107	104
Savings deposits	197	117	368	229
Time deposits	2,672	2,506	5,436	5,165
Borrowings	2,101	2,588	4,331	5,223
Total interest expense	5,026	5,262	10,242	10,721

Net interest income	8,924	8,759	17,854	17,375
(Recovery of) provision for credit losses	(158)	586	(784)	(111)
Net interest income, after (recovery of) provision for credit losses	9,082	8,173	18,638	17,486

Non-interest income:
Loan servicing and other fees	176	60	322	164
Deposit account fees	273	282	538	580
Card and processing fees	286	300	588	620
Other	182	203	282	380
Total non-interest income	917	845	1,730	1,744

Non-interest expense:
Salaries and employee benefits	4,783	4,826	9,553	9,459
Premises and occupancy	851	917	1,798	1,868
Equipment	479	379	885	722
Professional	442	412	856	838
Sales and marketing	158	187	306	360
Deposit insurance premiums and regulatory assessments	177	190	342	373
Other	1,059	883	1,843	1,697
Total non-interest expense	7,949	7,794	15,583	15,317
Income before income taxes	2,050	1,224	4,785	3,913
Provision for income taxes	614	352	1,668	1,141
Net income	$1,436	$872	$3,117	$2,772

Basic earnings per share	$0.22	$0.13	$0.48	$0.41
Diluted earnings per share	$0.22	$0.13	$0.47	$0.41
Cash dividends per share	$0.14	$0.14	$0.28	$0.28

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Interest income:
Loans receivable, net	$13,072	$13,131	$13,102	$13,368	$13,050
Investment securities	411	430	446	459	471
FHLB - San Francisco stock and other equity investments	214	211	209	213	213
Interest-earning deposits	253	374	342	389	287
Total interest income	13,950	14,146	14,099	14,429	14,021

Interest expense:
Checking and money market deposits	56	51	40	46	51
Savings deposits	197	171	144	127	117
Time deposits	2,672	2,764	2,798	2,573	2,506
Borrowings	2,101	2,230	2,235	2,471	2,588
Total interest expense	5,026	5,216	5,217	5,217	5,262

Net interest income	8,924	8,930	8,882	9,212	8,759
(Recovery of) provision for credit losses	(158)	(626)	(164)	(391)	586
Net interest income, after (recovery of) provision for credit losses	9,082	9,556	9,046	9,603	8,173

Non-interest income:
Loan servicing and other fees	176	146	120	135	60
Deposit account fees	273	265	256	276	282
Card and processing fees	286	302	354	291	300
Other	182	100	150	205	203
Total non-interest income	917	813	880	907	845

Non-interest expense:
Salaries and employee benefits	4,783	4,770	4,771	4,776	4,826
Premises and occupancy	851	947	886	880	917
Equipment	479	406	403	417	379
Professional	442	414	355	386	412
Sales and marketing	158	148	173	181	187
Deposit insurance premiums and regulatory assessments	177	165	172	195	190
Other	1,059	784	860	1,021	883
Total non-interest expense	7,949	7,634	7,620	7,856	7,794
Income before income taxes	2,050	2,735	2,306	2,654	1,224
Provision for income taxes	614	1,054	680	797	352
Net income	$1,436	$1,681	$1,626	$1,857	$872

Basic earnings per share	$0.22	$0.26	$0.25	$0.28	$0.13
Diluted earnings per share	$0.22	$0.25	$0.24	$0.28	$0.13
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
SELECTED FINANCIAL RATIOS:
Return on average assets	0.47%	0.28%	0.51%	0.45%
Return on average stockholders' equity	4.44%	2.66%	4.81%	4.22%
Stockholders’ equity to total assets	10.38%	10.25%	10.38%	10.25%
Net interest spread	2.86%	2.74%	2.84%	2.70%
Net interest margin	3.03%	2.91%	3.01%	2.87%
Efficiency ratio	80.77%	81.15%	79.57%	80.11%
Average interest-earning assets to average interest- bearing liabilities	110.66%	110.52%	110.63%	110.43%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.22	$0.13	$0.48	$0.41
Diluted earnings per share	$0.22	$0.13	$0.47	$0.41
Book value per share	$19.87	$19.18	$19.87	$19.18
Shares used for basic EPS computation	6,462,230	6,744,653	6,513,911	6,788,889
Shares used for diluted EPS computation	6,530,894	6,792,759	6,578,453	6,827,921
Total shares issued and outstanding	6,414,751	6,705,691	6,414,751	6,705,691

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$30,415	$29,583	$49,539	$52,032
Multi-family	9,925	6,495	18,429	11,685
Commercial real estate	1,782	365	3,794	1,625
Commercial business loans	—	—	—	50
Total loans originated for investment	$42,122	$36,443	$71,762	$65,392

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	12/31/25	09/30/25	06/30/25	03/31/25	12/31/24
SELECTED FINANCIAL RATIOS:
Return on average assets	0.47%	0.55%	0.53%	0.59%	0.28%
Return on average stockholders' equity	4.44%	5.17%	5.01%	5.71%	2.66%
Stockholders’ equity to total assets	10.38%	10.43%	10.32%	10.23%	10.25%
Net interest spread	2.86%	2.83%	2.76%	2.82%	2.74%
Net interest margin	3.03%	3.00%	2.94%	3.02%	2.91%
Efficiency ratio	80.77%	78.35%	78.06%	77.64%	81.15%
Average interest-earning assets to average interest-bearing liabilities	110.66%	110.60%	110.41%	110.25%	110.52%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.22	$0.26	$0.25	$0.28	$0.13
Diluted earnings per share	$0.22	$0.25	$0.24	$0.28	$0.13
Book value per share	$19.87	$19.72	$19.54	$19.37	$19.18
Average shares used for basic EPS	6,462,230	6,565,592	6,604,758	6,679,808	6,744,653
Average shares used for diluted EPS	6,530,894	6,626,012	6,653,214	6,732,794	6,792,759
Total shares issued and outstanding	6,414,751	6,511,011	6,577,718	6,653,822	6,705,691

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$30,415	$19,124	$18,303	$22,163	$29,583
Multi-family	9,925	8,504	9,343	4,087	6,495
Commercial real estate	1,782	2,012	1,017	1,135	365
Construction	—	—	725	—	—
Commercial business loans	—	—	—	500	—
Total loans originated for investment	$42,122	$29,640	$29,388	$27,885	$36,443

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	12/31/25	09/30/25	06/30/25	03/31/25	12/31/24
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$23	$23	$23	$23
Allowance for credit losses on loans held for investment	$5,634	$5,780	$6,424	$6,577	$6,956
Non-performing loans to loans held for investment, net	0.10%	0.18%	0.14%	0.13%	0.24%
Non-performing assets to total assets	0.08%	0.15%	0.11%	0.11%	0.20%
Allowance for credit losses on loans to gross loans held for investment	0.55%	0.56%	0.62%	0.62%	0.66%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$990	$1,888	$1,414	$1,395	$2,530
Loans 30 to 89 days delinquent	$1	$—	$2	$199	$3

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	12/31/25	09/30/25	06/30/25	03/31/25	12/31/24
(Recovery) recourse provision for loans sold	$—	$—	$—	$—	$—
(Recovery of) provision for credit losses	$(158)	$(626)	$(164)	$(391)	$586
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	12/31/2025	09/30/2025	06/30/2025	03/31/2025	12/31/2024
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.79%	9.55%	10.11%	9.85%	9.81%
Common equity tier 1 capital ratio	18.67%	18.19%	19.50%	19.01%	18.60%
Tier 1 risk-based capital ratio	18.67%	18.19%	19.50%	19.01%	18.60%
Total risk-based capital ratio	19.56%	19.09%	20.51%	20.03%	19.67%

	As of December 31,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$214	4.60%	$385	5.35%
U.S. government sponsored enterprise MBS	94,281	1.60	114,817	1.59
U.S. government sponsored enterprise CMO	4,404	2.71	3,686	2.14
Total investment securities held to maturity	$98,899	1.66%	$118,888	1.62%

Available for sale (at fair value):
U.S. government agency MBS	$943	5.31%	$1,152	4.46%
U.S. government sponsored enterprise MBS	387	6.26	518	6.90
Private issue CMO	74	5.75	80	6.09
Total investment securities available for sale	$1,404	5.59%	$1,750	5.26%
Total investment securities	$100,303	1.71%	$120,638	1.67%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of December 31,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$553,311	4.72%	$533,140	4.60%
Multi-family (5 or more units)	408,289	5.66	433,724	5.48
Commercial real estate	70,942	6.56	77,984	6.72
Construction	812	7.95	1,480	11.00
Other	88	5.25	90	5.25
Commercial business loans	22	2.68	4,371	9.67
Consumer loans	58	16.96	59	17.75
Total loans held for investment, gross	1,033,522	5.22%	1,050,848	5.15%

Advance payments of escrows	196		321
Deferred loan costs, net	9,571		9,390
Allowance for credit losses on loans	(5,634)		(6,956)
Total loans held for investment, net	$1,037,655		$1,053,603
Purchased loans serviced by others included above	$1,593	5.72%	$1,749	5.72%
(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of December 31,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$75,316	—%	$85,399	—%
Checking accounts – interest-bearing	234,418	0.05	251,024	0.04
Savings accounts	225,375	0.41	232,917	0.20
Money market accounts	23,673	0.34	23,527	0.29
Time deposits	313,652	3.35	274,648	3.61
Total deposits(2)(3)	$872,434	1.33%	$867,515	1.22%

Brokered CDs included in time deposits above	$129,151	4.01%	$143,775	4.56%

BORROWINGS:
Overnight	$25,000	4.02%	$15,000	4.66%
Three months or less	54,000	4.22	40,000	3.98
Over three to six months	30,000	4.60	22,500	4.17
Over six months to one year	25,000	4.51	59,000	5.05
Over one year to two years	64,000	3.73	94,000	4.46
Over two years to three years	15,060	4.41	—	—
Over three years to four years	—	—	15,000	4.41
Over four years to five years	—	—	—	—
Over five years	—	—	—	—
Total borrowings(4)	$213,060	4.15%	$245,500	4.51%
(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $166.4 million (of which, $52.6 million are collateralized) and $134.7 million (of which, $6.8 million are collateralized) at December 31, 2025 and 2024, respectively.

(3)	The average balance of deposit accounts was approximately $37 thousand and $35 thousand at December 31, 2025 and 2024, respectively.
(4)
The Bank had approximately $213.1 million and $246.2 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $193.3 million and $198.5 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at December 31, 2025 and 2024, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	December 31, 2025		December 31, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,041,187	5.02%	$1,046,797	4.99%
Investment securities	103,262	1.59	123,826	1.52
FHLB - San Francisco stock and other equity investments	10,262	8.34	10,172	8.38
Interest-earning deposits	25,267	3.92	23,700	4.74
Total interest-earning assets	$1,179,978	4.73%	$1,204,495	4.66%
Total assets	$1,210,528		$1,234,768

Deposits(2)	$876,377	1.32%	$863,106	1.23%
Borrowings	189,977	4.39	226,707	4.53
Total interest-bearing liabilities(2)	$1,066,354	1.87%	$1,089,813	1.92%
Total stockholders’ equity	$129,225		$131,135
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $77.5 million and $86.2 million and the average balance of uninsured deposits of $166.6 million and $130.2 million during the quarters ended December 31, 2025 and 2024, respectively.

	Six Months Ended		Six Months Ended
	December 31, 2025		December 31, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,040,360	5.04%	$1,047,964	4.98%
Investment securities	105,980	1.59	126,698	1.50
FHLB - San Francisco stock and other equity investments	10,274	8.27	10,146	8.34
Interest-earning deposits	29,390	4.17	25,015	5.06
Total interest-earning assets	$1,186,004	4.74%	$1,209,823	4.64%
Total assets	$1,216,462		$1,239,950

Deposits(2)	$880,664	1.33%	$871,844	1.25%
Borrowings	191,415	4.49	223,723	4.63
Total interest-bearing liabilities(2)	$1,072,079	1.90%	$1,095,567	1.94%
Total stockholders’ equity	$129,619		$131,317
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $79.4 million and $88.4 million and the average balance of uninsured deposits of $155.6 million and $125.7 million during the six months ended December 31, 2025 and 2024, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	12/31/25	09/30/25	06/30/25	03/31/25	12/31/24
Loans on non-accrual status
Mortgage loans:
Single-family	$529	$568	$948	$925	$2,530
Multi-family	461	1,320	466	470	—
Total	990	1,888	1,414	1,395	2,530

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	990	1,888	1,414	1,395	2,530

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$990	$1,888	$1,414	$1,395	$2,530
(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.